Exhibit 99.1

NYSE: WMZ

Date:	Feb. 11, 2008
Williams Pipeline Partners L.P. Elects Second Independent Director
     TULSA, Okla. — Williams Pipeline Partners L.P. (NYSE: WMZ) has elected Emmitt C. House as a member of the general partner’s board of directors. He will serve on the board’s audit and conflicts committees.
     House, 58, is a partner with the Gonzalez Saggio & Harlan law firm of Chicago. During his tenure, he has provided counsel to major natural gas and power utilities in marketing, rate, compliance and transactional matters. He has also provided counsel to independent energy marketers on licensing, transactional and organizational matters, as well as fossil fuel and wind power project developers.
     He received his bachelor of arts in anthropology from Carleton College and his juris doctorate from the Northwestern University School of Law.
     House joins Stephen C. Beasley, a recently retired former president of El Paso Corporation’s Eastern Pipeline Group, as independent members on the board of directors for the general partner. In addition to House and Beasley, the board consists of inside directors Steven J. Malcolm, 59; Donald R. Chappel, 56; Phillip D. Wright, 52; and Rodney J. Sailor, 49; who are all affiliated with Williams (NYSE: WMB). The board plans to add another independent director within one year.
About Williams Pipeline Partners L.P. (NYSE: WMZ)
Williams Pipeline Partners is a publicly traded master limited partnership that owns and operates natural gas transportation and storage assets. The general partner of Williams Pipeline Partners is Williams Pipeline GP LLC, which is a wholly owned subsidiary of Williams (NYSE: WMB). For more information, please visit www.williamspipelinepartners.com. Go to http://www.b2i.us/irpass.asp?BzID=1589&to=ea&s=0 to join our e-mail list.
Contacts:
Jeff Pounds
Williams (media relations)
(918) 573-3332
Sharna Reingold
Williams (investor relations)
(918) 573-2078
This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s Form S-1 filed with the Securities and Exchange Commission.
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